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                               VOTING AGREEMENT

  This Voting Agreement (this "Agreement"), is made and entered into as of this 7th day of July, 1998, by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation ("Enterprises"), and The Bank of New York (the "Shareholder"), a shareholder of PST VANS, INC., a Utah corporation ("PST" or the "Company"), pursuant to the provisions of Section 16-10a-731 of the Utah Revised Business Corporation Act.

  Whereas, Enterprises and the Company intend to enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit A (such agreement and plan of merger and any amendments thereto being hereinafter referred to as the "Merger Agreement"), pursuant to which PST will be merged with and into a wholly-owned subsidiary of Enterprises (the "Merger");

  Whereas, Shareholder owns 774,000 shares of the issued and outstanding shares of PST's common stock, $.001 par value; and

  Whereas, Enterprises and Shareholder desire to make certain agreements with respect to voting the common stock of PST owned by Shareholder.

  Now, Therefore, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                             The Voting Agreement

  1.1 Voting Agreement and Grant of Proxy. Shareholder agrees that during the term of this Agreement: (a) all of the Shares shall be voted by Shareholder in favor of the Merger or any other business combination agreed upon between the Company and Enterprises; and (b) if so requested by Enterprises, Shareholder shall grant an irrevocable proxy in favor of such individuals as Enterprises may designate so as to enable such designees to vote in favor of the Merger or such other business combination and upon any other matter relating thereto which may be presented to shareholders of PST and, at such time, Shareholder shall execute the form of proxy set forth in Exhibit B hereto.

  1.2 Independent Contract Consideration. Upon the execution of this Agreement by the parties hereto, Enterprises will deliver to Shareholder the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Shareholder's execution of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

  1.3 Term of Agreement. The term of this Agreement shall be from the effective date hereof until October 31, 1999 or the date of termination of the Merger Agreement, whichever occurs later.

                                  ARTICLE II

                        Representations and Warranties

  2.1 Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to, and agrees with, Enterprises that:

  (a) Shareholder owns, of record and beneficially, good and valid title to the shares of common stock of the Company as set forth on Exhibit C (the "Shares") and has full right, power and authority to grant an option upon, and grant a proxy with respect to, the Shares;

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  (b) The Shares are now, and will be at all times during the term of this
Agreement, held by Shareholder free and clear of all liens, pledges, security interests, claims or other encumbrances and will not be sold, transferred, pledged or assigned, except pursuant to the Merger Agreement; and

  (d) This Agreement constitutes a legal, valid and binding agreement of Shareholder and neither the execution of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Shareholder or any contract, commitment, agreement, or restriction of any kind to which any Shareholder is a party or by which Shareholder is bound.

                                  ARTICLE III

                      Additional Covenants and Agreements

  3.1 Filings. Shareholder and Enterprises each agree to cooperate with one another in assisting the Company to make any and all filings required by the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of this Agreement and the transactions contemplated hereby.

  3.2 No Negotiations. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall, directly or indirectly, take any action to seek, encourage or support, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to any party (other than Enterprises or a wholly owned subsidiary thereof) concerning any acquisition of (a) the Shares, and (b) other securities of the Company or any right, option or warrant to purchase any such securities or all or any significant portion of the assets of the Company or its Subsidiaries.

  3.3 Negative Covenants. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall (a) grant any proxy with respect to any of the Shares to any corporation, partnership, person or other entity or group (other than to Enterprises or its designees),
(b) vote any of the Shares in favor of a proposal for the dissolution of, or a Merger, consolidation, sale of assets or other similar transaction involving, the Company other than as contemplated by Section 1.1 above, (c) provide to any corporation, partnership, person or other entity or group (other than Enterprises or its designees) any information (other than publicly available information or information required to be disclosed by law) concerning the Company, its business, operations or assets, or (d) take any other action which is intended to frustrate the Merger.

  3.4 Waiver of Dissenters' Rights. Shareholder hereby waives any right to dissent from and obtain payment of the fair value of the Shares as a result of the Merger.

                                  ARTICLE IV

                              General Agreements

  4.1 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  4.2 Remedy for Breach. Shareholder and Enterprises each acknowledge and agree that any remedy at law would be inadequate compensation for any breach or threatened breach of the provisions of this Agreement, including without limitation the provisions of Sections 1.1. Accordingly, the parties specifically agree that the non-breaching party shall be entitled to specific performance of all of the other party's obligations hereunder. This provision shall not be interpreted to diminish or limit the right of either party to claim all other available remedies.

  4.3 Benefit. The authority conferred or agreed to be conferred by Shareholder in this Agreement shall not be terminated by operation of law and shall survive the death or incapacity of Shareholder. This Agreement

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shall be binding upon and inure to the benefit of the parties hereto and their successors, personal representatives, heirs and assigns. This Agreement may not be assigned, except by Enterprises to an entity controlling, controlled by or under common control with Enterprises.

  4.4 Further Assurance. Shareholder shall take such actions, furnish such information, and prepare, cooperate in preparing, and execute and deliver to Enterprises such additional documents, instruments or certificates as Enterprises may reasonably request to enable Enterprises to obtain all rights and benefits provided it hereunder.

  4.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier to the address set forth below the signatures of the undersigned or such other address as shall be specified in writing. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the third business day after the day it is so placed in the mail, or if earlier, the time of actual receipt.

  4.6 Expenses. Each party shall pay its expenses in connection with the execution and performance of this Agreement.

  4.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original, and which shall constitute the same instrument.

  4.9 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

  4.10 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                       [SIGNATURES APPEAR ON NEXT PAGE]

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  In Witness Whereof, Enterprises and Shareholder have caused this Voting
Agreement to be executed, all as of the date first above written.

                                          "SHAREHOLDER"

Address:

                                          The Bank of New York
The Bank of New York

One Wall Street                                   /s/ Richard C. Pouch
New York, NY                              By:__________________________________
                                                      Vice President

                                          "ENTERPRISES"

U.S. Xpress Enterprises, Inc.             U.S. Xpress Enterprises, Inc.
2931 S. Market Street

Chattanooga, TN 37410                                /s/ Ray M. Harlin
                                          By:__________________________________
                                                  Chief Financial Officer

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